Exhibit IV

LIQUIDITY RISK (EUR million)

MATURITY	NOT MORE THAN 3 MONTHS	MORE THAN 3 MONTHS BUT NOT MORE THAN 1 YEAR	MORE THAN 1 YEAR BUT NOT MORE THAN 5 YEARS	MORE THAN 5 YEARS	MATURITY UNDEFINED	TOTAL
ASSETS
Cash in hand, central banks and post office banks	16					16
Treasury bills eligible for refinancing with central banks	20	145	704	529		1,398
Other loans and advances:
Current accounts	107					107
Others	9,932					9 932

	10,039	0				10,039
Loans:
Credit institutions	1,497	5,322	32,409	53,187		92,415
Customers	1,383	7,063	34,709	59,628		102,783

	2,880	12,385	67,118	112,815		195,198
Debt securities including fixed-income securities	4,056	868	1,448	2,690		9,062

Other assets					5,056	5,056

TOTAL ASSETS	17,011	13,398	69,270	116,034	5,056	220,769

LIABILITIES
Amounts owed to credit institutions	1,173	4	6			1,183
Debts evidenced by certificates	13,211	10,794	95,564	65,348		184,917
Currency swap contracts adjustment	99	18	2,985	447		3,549
Capital, reserves and profit					24,615	24,615
Other liabilities					6,505	6,505

TOTAL LIABILITIES	14,483	10,816	98,555	65,795	31,120	220,769